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                                                                     EXHIBIT 2.2

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT, dated as of April 12, 2001, between NEWNAN COWETA BANK, a Georgia banking corporation having its principal office in Coweta County, Georgia (the "Bank") and NEWNAN INTERIM CORPORATION, a Georgia business corporation having its principal office in Coweta County, Georgia (the "Interim Company").

                                   WITNESSETH:

         WHEREAS, the Bank, the Interim Company and Newnan Coweta Bancshares, Inc., a Georgia business corporation (the "Holding Company") have entered into a Reorganization Agreement dated as of April 12, 2001 whereby the Interim Company will be merged into the Bank, which will be the surviving corporation with the name "Newnan Coweta Bank" and will be a wholly-owned subsidiary of the Holding Company, and the Bank and the Interim Company desire to enter into this Merger Agreement to carry out the terms and provisions of the Reorganization Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto have entered into this Merger Agreement, which constitutes their plan of merger under ss. 7-1-531 of the Financial Institutions Code of Georgia;

         1. MERGER. On the Merger Date, as hereinafter defined, the Interim Company shall be merged into the Bank, and the Interim Company will cease to exist as a separate corporation. The Bank and the Interim Company shall thereupon become a single corporation which shall continue its existence as a Georgia banking corporation under the charter of the Bank. The Bank as the surviving banking corporation shall possess, without further act or deed, all of the rights, privileges, immunities, franchisees, trusts and properties of the Bank and the Interim Company. All property, real, personal and mixed, including all choses in action, all debts due on whatever account and all and every other interest or right belonging to or due to each of the merging corporations, including all liens, mortgages, security interests and properties held as collateral for debts owed to either such corporation, shall be deemed to be vested in the surviving corporation without further act or deed, and the title to all real property or interests therein owned by either of the merging corporations shall not revert or be in any way impaired by reason of the merger, and the surviving corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the merging corporations, and any claim, cause of action or proceeding pending by or against either of the merging corporations may be prosecuted as if the merger had not taken place, or the surviving corporation may be substituted as a party. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by the merger.

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         2.       NAME. The name of the surviving Bank shall be: ----

                              "NEWNAN COWETA BANK"

         3. ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation and Bylaws of the Bank as in effect immediately prior to the merger shall remain in effect thereafter until amended by the surviving bank.

         4. BOARD OF DIRECTORS. The Board of Directors of the Bank as constituted immediately prior to the merger shall continue to serve as the Board of Directors of the surviving bank after the merger, subject to removal or replacement in accordance with the Bylaws of the surviving bank.

         5. MANNER OF CONVERTING SHARES. On the Merger Date each share of common stock of the Bank, par value $5.00 per share, shall be converted into one share of common stock of the Holding Company.

                  The 50 shares of common stock of the Interim Company outstanding prior to the Merger Date shall be converted into and shall constitute and evidence the number of shares of common stock of the Bank, par value $5.00 per share, equal to the number of shares of common stock of the Bank outstanding immediately prior to the Merger Date. The 50 shares of the Holding Company, stock outstanding prior to the Merger Date shall be retired by payment of the subscription price thereof to the registered holder thereof.

         6. AMENDMENTS. This Agreement may be amended at any time prior to the Merger Date by written agreement between the parties approved by their respective Board of Directors, provided that the manner of converting the shares of the Bank to Holding Company shares shall not be amended after the meeting of the Bank's shareholders called to approve the Reorganization Agreement and the Merger Agreement, unless such amendment shall be approved by the Bank's shareholders in the manner provided in the Reorganization Agreement.

         7. ARTICLES OF MERGER. Upon approval of the merger by the shareholders of the Bank and the Interim Company and satisfaction of all conditions thereto, the Bank and the Interim Company shall execute and file Articles of Merger pursuant toss. 7-1-532 of the Financial Institutions Code of Georgia.

         8. MERGER DATE. The Merger Date shall be the date after all conditions to the reorganization have been satisfied or waived and the Georgia Secretary of State issues a certificate of merger with the approved Articles of Merger attached thereto pursuant to ss. 7-1-535 of the Financial Institutions Code of Georgia. The merger shall be effective upon the issuance of the certificate of merger by the Secretary of State.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers thereunto duly authorized effective as of the date first above written.



                                       NEWNAN COWETA BANK



        [SEAL]



                                       By:        /s/ James B. Kimsey
                                          --------------------------------------
                                               James B. Kimsey, President



Attest:     /s/ Karen P. Duffey
       ----------------------------
        Karen P. Duffey, Secretary



                                       NEWNAN INTERIM CORPORATION



        [SEAL]



                                       By:        /s/ James B. Kimsey
                                          --------------------------------------
                                               James B. Kimsey, President



Attest:     /s/ Karen P. Duffey
       ----------------------------
        Karen P. Duffey, Secretary